Exhibit 10.2

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of July 15, 2026 (the “Effective Date”) by and between SAVARA INC., a Delaware corporation having a principal place of business at One Summit Square, 1717 Langhorne Newtown Rd., Suite 300, Langhorne, PA 19047 (“Savara”), and David Lowrance, an individual having a principal place of business at [redacted] (“Consultant”).

BACKGROUND:

A. Savara is a pharmaceutical development company engaged in the business of developing and commercializing biotechnology and pharmaceutical products with a focus on pulmonary diseases (the “Field”).

B. Consultant has expertise relevant to Savara’s work in the Field.

C. Savara now desires to engage Consultant to provide services on and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1. Consulting Services.

1.1. Consultant will provide the services described on the attached Schedule A (the “Services”) to Savara or its affiliates.

1.2. When providing the Services, Consultant will comply with Savara’s policies, standards, rules, and regulations, as they may exist from time to time. Consultant will perform the Services to the best of its abilities and in a diligent, trustworthy, businesslike, and efficient manner, exercising due care in the performance of Services and rendering them in accordance with prevailing professional standards and ethics.

1.3. It is the express intention of Savara and Consultant that Consultant perform the Services as an independent contractor to Savara. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of Savara. Without limiting the generality of the foregoing, Consultant is not authorized to bind Savara to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse Savara for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

1.4. Consultant will furnish all information and proper assistance to Savara as it may reasonably require in connection with any litigation to which Savara is, or may become, a party either during or after the Term (as defined in Section 4 below). This obligation will survive the expiration or termination of this Agreement.

2. Compensation.

2.1. Compensation. As compensation for the Services, Savara will pay to Consultant a fee of Two-Hundred Dollars ($200) per hour, up to a maximum amount not to exceed One-Thousand Six-Hundred Dollars ($1,600) per day, unless otherwise mutually agreed in writing in advance by both parties. The compensation fee shall be payable by Savara to Consultant on a monthly basis,

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Exhibit 10.2

payable in arrears. Costs for travel time for out-of-state trips requested by Savara will be paid at One-Hundred Dollars per hour ($100).

2.2. Payments. Consultant will submit invoices to Savara at the end of each month for which Consultant provides Services. Invoices are to be submitted together with all appropriate supporting documentation to Savara at the address set forth in this Agreement with a copy to accountspayable@savarapharma.com. Payment for services shall be remitted thirty (30) days net of receipt of invoice by Savara.

2.3. Withholdings. Consultant will at all times be an independent contractor and not an agent or employee of Savara. As such, Consultant acknowledges that Savara will not withhold or deduct any amount from compensation to pay any federal, state, or local taxes and Consultant will not be eligible for any employee benefits. Consultant has sole responsibility to and will pay taxes, if any, and file returns as are required in accordance with applicable laws and regulations.

3. Expenses. Savara will reimburse Consultant for reasonable “out-of-pocket” expenses ordinary and necessary in nature, including mileage at the standard IRS rate, which Consultant incurs at Savara’s request in the course of performing the Services. Reimbursement payments are subject to Consultant’s compliance with Savara’s policies in effect from time to time regarding travel, entertainment, and other business expenses and the reporting and documentation of expenses. Air travel will be coach class within the continental United States and internationally.

4. Term and Termination.

(a)
Consultant’s engagement under this Agreement commences on the Effective Date and will continue until the earlier of (i) final completion of the Services or (ii) termination as provided in this Section 4 (such period, the “Term”). This Agreement may be terminated at any time by either party upon thirty (30) days prior written notice. Upon the earlier termination of this Agreement for any reason, Savara will be liable only for payment of compensation for Services rendered through the effective date of termination on a pro-rata basis. The provisions of Sections 2, 3, and 5 through 10 will survive the expiration or termination of this Agreement.

(b)
At the conclusion of the Term, Consultant’s equity awards will cease vesting and any equity awards that remain unvested at that time will be forfeited. Consultant’s outstanding vested options will terminate on the ninetieth (90th) day following the conclusion of the Term, and any vested options that remain unexercised at that time will be forfeited.

5. Other Business Activities. Consultant covenants, represents, and warrants to Savara the following:

(a) As of the Effective Date, Consultant is not engaged, directly or indirectly, in any other business or activity that might materially interfere with the ability to render the Services.

(b) During the Term, Consultant will not undertake or engage, directly or indirectly, in any other business or activity that might materially interfere with the ability to render the Services.

6. Trade Secrets and Confidential Information.

6.1. Consultant acknowledges that Consultant will have access to, or become acquainted with, Confidential Information and Trade Secrets (as these terms are defined below). As a material inducement to Savara to enter into this Agreement, and in acknowledgement of good and valuable consideration to be received by Consultant under this Agreement, Consultant agrees as follows:

(a) The Trade Secrets and Confidential Information are the sole and exclusive property of Savara (or a third party providing the information to Savara). Savara

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Exhibit 10.2

(or the third party, if applicable) owns all worldwide rights to the information under patent, copyright, trade secret, confidential information or other property right.

(b) The disclosure of Trade Secrets and Confidential Information by Savara to Consultant does not confer upon Consultant any license, interest, or rights of any kind in or to the Trade Secrets or Confidential Information. Consultant may use the Trade Secrets and Confidential Information solely to benefit Savara and only during the Term.

(c) Except to perform services for Savara under this Agreement or with Savara’s prior written consent, Consultant:

(i) will not directly or indirectly or in any manner, divulge, disclose, or communicate any Confidential Information to any third party,

(ii) will hold Trade Secrets and Confidential Information in confidence,

(iii) will not use Trade Secrets or Confidential Information for any purpose other than solely to provide Services, and

(iv) will not, directly or indirectly, in any form, by any means, or for any purpose, reproduce, distribute, transmit, reverse engineer, de-compile, disassemble or transfer, or use, the Trade Secrets or the Confidential Information, or any portion of either, to benefit Consultant or any third party.

(d) Consultant will return or destroy (with written confirmation of destruction provided) the Trade Secrets and Confidential Information that are in Consultant’s possession or control to Savara, together with all copies, documents, records, notebooks, programs and similar items, collections, and materials (in writing, electronic, or otherwise) that relate to the Confidential Information or Trade Secrets:

(i) upon Savara’s request, and

(ii) immediately upon expiration or termination of this Agreement.

6.2. For purposes of this Agreement, the following terms have the meanings set forth below:

(a) “Confidential Information” means information, other than Trade Secrets, that Savara treats as confidential. Without limiting the generality of the foregoing, Confidential Information includes information regarding Savara’s equipment, products and product mix, prices and pricing policies, costs, future plans, business affairs and strategies, contracts and licenses, copyrights and patents, advertising and promotional strategies and campaigns, distribution strategies, methods of doing business and the terms and conditions of this Agreement. Confidential Information does not include information that is readily available to the public (other than because of Consultant’s unauthorized disclosure) or otherwise legally available to Consultant on a non-confidential basis.

(b) “Trade Secrets” means information, without regard to form, of Savara or its existing or prospective licensors, licensees, customers, or suppliers (including technical or nontechnical data, formulas, patterns, and customer purchasing practices), compilations (including compilations of customer information), programs (including computer programs and models), devices, methods, techniques, drawings, processes, financial data (including sales forecasts, sales histories, and budgets), financial plans, business plans, product plans, or lists of actual or potential licensors, licensees, customers, or suppliers

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Exhibit 10.2

(including identifying information about those licensors, licensees, customers, and suppliers), whether or not reduced to writing, that:

(i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, or

(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6.3. Consultant obligations under this Agreement with regard to Trade Secrets will remain in effect for as long as that information remains a trade secret under applicable law. Consultant’s obligations under this Agreement with regard to Confidential Information will remain in effect during the Term and for a period of ten (10) years after the expiration or termination of this Agreement.

6.4. Consultant agrees that Consultant will not improperly use, disclose, or induce Savara to use any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto Savara’s premises or transfer onto Savara’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, Savara has been consented to in writing by such third party.

6.5. Consultant recognizes that Savara has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Savara’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes Savara and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for Savara consistent with Savara’s agreement with such third party.

6.6. In connection with the Services, Savara may provide or Consultant may gain access to information about investigators or subjects in Savara clinical studies. This may include information that can be used by itself or in combination with other available information to identify a specific individual (“Personal Data”). Consultant shall respect the privacy of the investigators and study subjects and covenants that:

(a) In the performance of Services, Consultant will comply with all applicable national, regional, and local laws relating to information privacy.

(b) Consultant will comply with the obligations of confidentiality pursuant to this Section 6 with respect to all Personal Data.

(c) Consultant will use electronic, physical, and other safeguards appropriate to the nature of the information to prevent any use or disclosure of Personal Data in its possession other than as provided for by this Agreement.

(d) After completion of Services or termination of this Agreement, Consultant will, at Savara’s option, either destroy (with written confirmation of destruction provided) or return any Personal Data in Consultant’s possession.

7. Non-Solicitation. As a material inducement to Savara to enter into this Agreement, and in acknowledgement of good and valuable consideration to be received by Consultant under this Agreement, Consultant agrees as follows:

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Exhibit 10.2

7.1. Personal Solicitation. To the fullest extent permitted under applicable law, from the date of this Agreement until twelve (12) months after the termination of this Agreement for any reason (the “Restricted Period”), Consultant will not, without Savara’s prior written consent, directly or indirectly, solicit or encourage any of the employees or independent contractors of Savara or its affiliates to leave such employment or engagement with Savara, or attempt to solicit employees or independent contractors of Savara or its affiliates, either for Consultant or for any other person or entity. Consultant agrees that nothing in this Section 7.1 shall affect Consultant’s continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, Consultant’s obligations under Section 6.

7.2. Disparagement. Consultant will not, at any time during the Term or after the expiration or termination of this Agreement, make false or misleading statements about Savara or its products, management, employees, customers, or suppliers.

8. Intellectual Property.

8.1. Assignment of Inventions. As a material inducement to Savara to enter into this Agreement, and in acknowledgement of good and valuable consideration to be received by Consultant under this Agreement, Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of Savara. Consultant also agrees to promptly make full written disclosure to Savara of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to Savara all right, title and interest in and to the Inventions.

8.2. Pre-Existing Materials. Subject to Section 8.1, Consultant will provide Savara with prior written notice if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest, prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), and Savara is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Savara’s prior written permission.

9. Equitable Relief.

9.1 Consultant acknowledges and agrees that:

(a) it has carefully read and considered Sections 5 through 8 and, having done so, expressly acknowledges and agrees that the restrictions set forth in those Sections are fair and reasonable and are reasonably required to protect Savara’s interests and the confidential nature of the Confidential Information and the Trade Secrets,

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Exhibit 10.2

(b) Sections 5 through 8 will not cause undue hardship or unreasonably interfere with Consultant’s ability to earn a livelihood,

(c) the Confidential Information and Trade Secrets are unique to Savara’s business, and Savara would not reveal them to Consultant but for Consultant's willingness to agree to the restrictions set forth in this Agreement,

(d) a breach of any of the provisions of Sections 5 through 8 might cause irreparable harm and damage to Savara,

(e) Sections 5 through 8 will be construed as agreements independent of any other provision of this Agreement or any other agreement between the parties, and

(f) the existence of any claim or cause of action by Consultant against Savara, whether predicated upon this Agreement or any other agreement, will not constitute a defense to Savara’s enforcement of Sections 5 through 8.

9.2. If Consultant breaches any of the provisions of Sections 5 through 8, Savara will be entitled to injunctive relief, specific performance, or any other equitable remedy that a court of competent jurisdiction may provide (without posting any bond), in addition to any other remedies available at law or in equity. In this event, Consultant expressly waives the defense that a remedy in damages will be adequate.

9.3. The parties intend that nothing contained in this Section 9 be construed to limit Savara’s right to any remedies at law or in equity, including the recovery of damages for Consultant’s breach of this Agreement.

10. Miscellaneous.

10.1. Expenses. Savara and Consultant will each bear their own fees, costs, and expenses they incur with respect to the preparation, negotiation, and completion of this Agreement.

10.2. Assignment; Binding Effect. This Agreement and its rights, privileges, and obligations may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that Savara may assign without consent this Agreement and its rights, privileges, and obligations (i) to an affiliate or (ii) to any successor to all or substantially all of Savara’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

10.3. Severability. Whenever possible, the parties intend that each provision of this Agreement be interpreted to be effective and valid under applicable law. If a court of competent jurisdiction holds any provision to be prohibited by or invalid under applicable law, the provision will be ineffective only to the extent of the prohibition or invalidity, without affecting the rest of this Agreement. But the parties do not intend this severability if it would materially change the economic benefits of this Agreement to any party.

10.4. Counterparts. The parties may execute this Agreement simultaneously in two or more counterparts (including facsimile copies), any one of which need not contain the signatures of more than one party, but all the counterparts taken together will constitute one and the same Agreement.

10.5. Descriptive Headings; Interpretation. The descriptive headings of this Agreement exist for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement means by way of example rather than by limitation.

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Exhibit 10.2

10.6. Governing Law. The parties intend that all issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement be governed by, and construed under, Delaware law, without giving effect to any choice of law or conflict of law rules or provisions (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware. All disputes under this Agreement are to be adjudicated in Delaware courts, with Delaware courts having jurisdiction over Savara, Consultant, and the disputed subject matter.

10.7. Notices. All notices, demands or other communications to be given or delivered under or by reason of this Agreement must be in writing and will be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable overnight courier service (charges prepaid), or (c) mailed to the recipient by certified or registered mail, return receipt requested, and postage prepaid. These notices, demands and other communications will be sent to Savara and Consultant (to the attention of the individuals named below) at the addresses indicated above or another address as specified by the receiving party in prior written notice to the sending party.

10.8. No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the parties intend that (a) this Agreement be construed as if they had jointly drafted it and (b) no presumption or burden of proof arise favoring or disfavoring any party by virtue of its role in drafting any provision of this Agreement.

10.9. Entire Agreement. Schedule A attached to this Agreement is incorporated by reference. This Agreement constitutes the full and entire understanding and agreement between the parties concerning the subject matter set forth in this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be considered signed and delivered when the signature of a party is delivered by scanned image (e.g., portable document format (PDF)) or facsimile, which scanned image or facsimile shall be treated in all respects as having the same effect as an original signature.

10.10. Amendment. No modification of this Agreement shall be effective unless made in writing and executed and delivered by a duly authorized representative of each party.

10.11. Waivers, Delays, or Omissions. Except as expressly provided in this Agreement: (a) no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party will (i) impair the non-defaulting party’s rights, powers or remedies, or (ii) constitute a waiver of, or acquiescence in, the breach or default or any subsequent similar breach or default, and (b) no waiver of any breach or default will constitute a waiver of any previous or subsequent similar breach or default. Any party’s waiver, permit, consent or approval concerning any breach, default, provision or condition of or under this Agreement must be in writing and will be effective only to the extent specifically set forth in the writing. All remedies, whether under this Agreement, applicable law, or otherwise, will be cumulative and not alternative.

10.12. Indemnification. Consultant agrees to indemnify and hold harmless Savara and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third

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Exhibit 10.2

party’s rights resulting in whole, or in part, from Savara’s use of the Inventions or other deliverables of Consultant under this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

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Exhibit 10.2

SAVARA INC.

By: ___/s/ Matt Pauls__________________

Matt Pauls

Date: __7/15/26________________________

Title: CEO

David L. Lowrance

__/s/ David L. Lowrance____________

Name: David L. Lowrance

Date: ____7/15/26______________________

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Exhibit 10.2

SCHEDULE A

SCOPE OF ENGAGEMENT

The Services will include, but will not be limited to, the following:

•
Support Finance and Accounting activities as directed by the CFO or Corporate Controller
•
Support Human Resource function by transferring HR documents and know-how to HR team as directed by the head of HR
•
Review SEC and other filings as directed by management
•
Support IT initiatives as directed by Chief Business Officer
•
Complete oversight of Savara’s relocation to its new HQ
•
Assist with any facilities work/actions as directed
•
Other general support, as needed.

Consultant will perform Services for Savara on a project-by-project basis. Each project shall be mutually agreed upon between Consultant and Savara and attached to this Schedule A as successively numbered Schedule “A”s (e.g., Schedule A-1, Schedule A-2, etc.) (each a “Project”). Each Project shall contain at a minimum a detailed description of the Services to be performed and any deliverables to be provided, and together with this Agreement (but separate and apart from any other Project), shall collectively constitute the entire agreement for such Project.

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